AT&T Reports First-Quarter Results
First-Quarter Consolidated Results
●	Diluted EPS of $0.56 as reported compared to $0.75 in the year-ago quarter
●	Adjusted EPS of $0.86 compared to $0.85 in the year-ago quarter
●	Consolidated revenues of $44.8 billion
●	Cash from operations of $11.1 billion, up 24%
●	Capital expenditures of $5.2 billion
●	Free cash flow of $5.9 billion

Note: AT&T's first-quarter earnings conference call will be webcast at 8:30 a.m. ET on Wednesday, April 24, 2019. The webcast and related materials will be available on AT&T’s Investor Relations website at https://investors.att.com.

DALLAS, April 24, 2019 — AT&T Inc. (NYSE:T) reported solid Mobility and WarnerMedia results in the first quarter, including wireless service revenue growth and postpaid phone net adds, and grew operating income and EBITDA in the Entertainment Group.

“Our first-quarter results show that we’re delivering on what we promised,” said Randall Stephenson, AT&T chairman and CEO. “We’re on plan to meet our de-leveraging goals with strong free cash flow and asset sales. We grew Entertainment Group EBITDA in the quarter and are confident we’ll meet or exceed our full-year target. FirstNet deployment continues ahead of schedule.  And we are recognized for having the nation’s best wireless network1, as well as the fastest network2.

“All this speaks volumes about our focus on our strategic priorities and our ability to grow our Mobility, WarnerMedia and emerging Xandr businesses. Our teams are executing well and have turned in a good performance to start the year.”

First-Quarter Results
Communications Highlights
●	Mobility:
o	Service revenues up 2.9%; operating income and EBITDA growth with postpaid phone and prepaid net adds
o	179,000 postpaid smartphone net adds in the U.S.
●	80,000 postpaid phone net adds
o	96,000 prepaid net adds of which 85,000 are phones

●	Entertainment Group:
o	13% operating income growth with solid ARPU gains
o	6.9% EBITDA growth as company targets stability
o	Focus on long-term value customer base
●	22.4 million premium TV subscribers – 544,000 net loss
●	1.5 million DIRECTV NOW subscribers – 83,000 net loss
o	Nearly 300,000 AT&T Fiber gains; 45,000 broadband net adds with broadband revenue growth of more than 8%
o	12.4 million customer locations passed with fiber

WarnerMedia Highlights
●	Solid revenue growth with strong operating income growth with gains in all business units
o	Turner subscription revenue growth
o	HBO digital subscriber growth continued as last season of Game of Thrones begins
o	Strong Warner Bros. revenue and operating income growth

Latin America Highlights
●	93,000 Mexico wireless net adds

Xandr Highlights
●	Advertising revenues grew by 26.4% largely due to the AppNexus acquisition

Consolidated Financial Results

AT&T's consolidated revenues for the first quarter totaled $44.8 billion versus $38.0 billion in the year-ago quarter, up 17.8%, primarily due to the Time Warner acquisition. Declines in legacy wireline services, Vrio, wireless equipment and domestic video were more than offset by the addition of WarnerMedia, domestic wireless services and Xandr. Operating expenses were $37.6 billion versus $31.8 billion in the year-ago quarter, an increase of about $5.8 billion due to the Time Warner acquisition and higher commission amortization from adopting new accounting standards last year, partially offset by lower wireless equipment costs and cost efficiencies.

Operating income was $7.2 billion versus $6.2 billion in the year-ago quarter, primarily due to the Time Warner acquisition, with operating income margin of 16.1% versus 16.3%.  When adjusting for amortization, merger- and integration-related expenses and other items, operating income was $9.6 billion versus $7.5 billion in the year-ago quarter, and operating income margin was 21.4% versus 19.7% in the year-ago quarter due to the acquisition of Time Warner.

First-quarter net income attributable to AT&T was $4.1 billion, or $0.56 per diluted share, versus $4.7 billion, or $0.75 per diluted share, in the year-ago quarter. Adjusting for $0.30, which includes merger-amortization costs, merger- and integration-related expenses, a non-cash actuarial loss on benefit plans and other items, earnings per diluted share was $0.86 compared to an adjusted $0.85 in the year-ago quarter.

Cash from operating activities was $11.1 billion, and capital expenditures were $5.2 billion. Capital investment – which consists of capital expenditures plus cash payments for vendor financing – totaled $6.0 billion, which includes about $800 million of cash payments for vendor financing. Free cash flow — cash from operating activities minus capital expenditures — was $5.9 billion for the quarter.

1Based on GWS OneScore Sept. 2018
2Based on analysis by Ookla® of Speedtest Intelligence® data average download speeds for Q1 2019

*About AT&T
AT&T Inc. (NYSE:T) is a diversified, global leader in telecommunications, media and entertainment, and technology. It executes in the market under four operating units. WarnerMedia’s HBO, Turner and Warner Bros. divisions are world leaders in creating premium content, operate one of the world’s largest TV and film studios, and own a world-class library of entertainment. AT&T Communications provides more than 100 million U.S. consumers with entertainment and communications experiences across TV, mobile and broadband services. Plus, it serves nearly 3 million business customers with high-speed, highly secure connectivity and smart solutions. AT&T Latin America provides pay-TV services across 11 countries and territories in Latin America and the Caribbean, and is the fastest growing wireless provider in Mexico, serving consumers and businesses. Xandr provides marketers with innovative and relevant advertising solutions for consumers around premium video content and digital advertising through its AppNexus platform.

AT&T products and services are provided or offered by subsidiaries and affiliates of AT&T Inc. under the AT&T brand and not by AT&T Inc. Additional information is available at about.att.com. © 2019 AT&T Intellectual Property. All rights reserved. AT&T, the Globe logo and other marks are trademarks and service marks of AT&T Intellectual Property and/or AT&T affiliated companies. All other marks contained herein are the property of their respective owners.
Cautionary Language Concerning Forward-Looking Statements
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise.
This news release may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on the company's website at https://investors.att.com.

For more information, contact:
Erin McGrath
AT&T Inc.
Phone: 214-862-0651
Email: erin.mcGrath@att.com